EXHIBIT 23

CROWE CHIZEK

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference and use of our report dated February 17, 2000, on the consolidated financial statements of Shoreline Financial Corporation which appears in Shoreline Financial Corporation's Form 10-K for the year ended December 31, 1999, in Shoreline Financial Corporation's previously filed registration statements for its 1989 Stock Option Plan (Registration No. 33-29052), Dividend Reinvestment Plan (Registration No. 33-34008), 401(k) Profit Sharing Plan (Registration No. 333-10629) and Stock Incentive Plan of 1996 (Registration No. 333-09819).

/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP

South Bend, Indiana
March 22, 2000